Exhibit 10.1
SECOND MODIFICATION OF REVOLVING CREDIT AGREEMENT
     This Second Modification of Revolving Credit Agreement (the “Modification”) is entered into and made effective as of June 26, 2009 (the “Effective Date”) by and between R.G. Barry Corporation, an Ohio corporation (the “Borrower”), and The Huntington National Bank, a national banking association (the “Bank”).
Background Information
     A. The Borrower and the Bank entered into a Revolving Credit Agreement, dated as of March 29, 2007, as modified by the First Modification of Revolving Credit Agreement dated as of April 16, 2007 (the Revolving Credit Agreement, as so modified, the “Agreement”), pursuant to which the Bank agreed to provide Loans to the Borrower and issue Letters of Credit for the account of the Borrower, upon and subject to the terms and conditions as set forth in the Agreement.
     B. The Borrower and the Bank desire to modify certain terms and provisions of the Agreement, upon and subject to the terms and conditions as hereinafter set forth.
Provisions
     NOW, THEREFORE, the Bank and the Borrower acknowledge and agree to the statements set forth in the Background Information set forth above, and in consideration of the foregoing, the agreements and covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1. Capitalized Terms. Except as otherwise defined herein, the capitalized terms used herein shall have the same meanings as set forth in the Agreement.
     Section 2. Modification of the Agreement.
          (a) Modification of the Commitment. The maximum principal amount of the Commitment, subject to the terms of the Agreement, is modified to be $12,000,000, and in that connection:
          (i) The references to $20,000,000.00 in Section 1.1 of the Agreement are modified, from and after the Effective Date, to be $12,000,000.00.
          (ii) Section 1.2 of the Agreement is modified to provide as follows:
          1.2 Commitment Limitations. Notwithstanding the foregoing and subject to the other terms hereof, during the following periods in each year occurring during the term of this Agreement the Commitment of the Bank shall be in an amount equal to the lesser of the following amounts or the amount to which the Commitment has been reduced pursuant to Section 3.6 hereof:

PERIOD	COMMITMENT

From June 26, 2009 through December 31, 2009	$12,000,000.00
From January 1, 2010 through June 30, 2010	$5,000,000.00
From July 1, 2010 through December 31, 2010	$10,000,000.00

PERIOD	COMMITMENT

From January 1, 2011 through June 30, 2011	$5,000,000.00
From July 1, 2011 through December 31, 2011	$8,000,000.00
          (iii) Section 7.8 of the Agreement is modified, from and after the Effective Date, to provide as follows:
          7.8 Limitation on Outstanding Balance of Loans. Permit the outstanding principal balance of Loans under the Commitment to exceed the lesser of the Borrowing Base or the Commitment at any time. As used herein, “Borrowing Base” means, on any date, the sum of (i) 80% of Eligible Accounts Receivable plus (ii) 50% of Eligible Inventory. Notwithstanding any term contained herein to the contrary, if the outstanding principal balance of Loans exceeds the Borrowing Base or the Commitment then in effect at any time, the Borrower shall prepay the Loans immediately to the extent of the excess.
          (b) Borrowing Base Certificate. The Borrower shall provide, from and after the Effective Date, to the Bank each month a certificate calculating the Borrowing Base, and in that connection the following new Section 6.13 is added to the Agreement in numerical order:
          6.13 Borrowing Base Certificate. Not later than the 20th day of each month, beginning with July 20, 2009, furnish to the Bank a certificate, in the form attached here as Exhibit A or such other form which is satisfactory to the Bank, setting forth the calculation of the Borrowing Base as of the last day of the previous month, which certificate shall be signed by the chief financial officer or controller of the Borrower.
          (c) Extension of Termination Date. The Termination Date is extended from March 31, 2010 to December 31, 2011, and in that connection the definition of “Termination Date” set forth in 12.31 of the Agreement is modified to provide as follows:
     12.31 “Termination Date” means December 31, 2011 or such later date(s) to which the Commitment may be extended from time to time pursuant to the provisions of this Agreement.
          (d) Modification of Interest Rate. The Variable Interest Rate is modified, from and after the Effective Date, to be the rate per annum equal to the sum of the LIBO Rate plus 2.75%, and in that connection the definition of “Variable Rate” set forth in Section 12.32 of the Agreement is modified to provide as follows:
     12.32 “Variable Rate” means a rate per annum equal to the sum of the LIBO Rate plus 2.75%.
          (e) Modification of Payment of Certain Fees.
          (i) From and after the Effective Date, the obligation of the Borrower to pay an annual facility fee in the amount of $2,500 as set forth in Section 3.3 of the Agreement is terminated.
          (ii) The Unused Line Fee required to be paid by the Borrower to the Bank as set forth in Section 3.3 of the Agreement is modified to be, from and after the Effective Date, 3/8% per annum.

          (f) Modification of Tangible Net Worth. The calculation of Consolidated Tangible Net Worth is modified, from and after the Effective Date, to add back certain pension plan adjustments and the minimum Consolidated Tangible Net Worth to be maintained by the Borrower on a consolidated basis shall be modified to be $44,000,000 as of June 30, 2009, and increasing by 50% of Consolidated Net Income (without deduction for any net loss) for each fiscal year thereafter, and in that connection:
          (i) Section 7.2 of the Agreement is modified, from and after the Effective Date, to provide as follows:
          7.2 Maintenance of Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than $44,000,000 as of June 30, 2009, with such amount to be increased on each June 30 thereafter by the amount equal to 50% of Consolidated Net Income for each fiscal year ending on such June 30, but without any deduction for any consolidated net loss for any such fiscal year.
          (ii) The definition of “Consolidated Tangible Net Worth” set forth in Section 12.9 of the Agreement is modified, from and after the Effective Date, to provide as follows:
          12.9 “Consolidated Tangible Net Worth” means at any time the sum of the consolidated shareholders’ equity of the Borrower and its Subsidiaries, plus (to the extent not included in shareholders’ equity) preferred stock, minus assets properly classified as intangible assets, plus the amount of any pension plan related adjustments and charges made in accordance with accounting rules for the fiscal year ending June 27, 2009 and each fiscal year thereafter during the term of this Agreement, all determined in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis.
     Section 3. Conditions to Bank’s Obligations. The agreement of the Bank to enter into this Modification and be bound by the terms (x) hereof, and (y) of the Agreement as modified by this Modification is subject to the satisfaction of the following conditions precedent:
     (a) Delivery of Documents. The Bank shall have received the following, each in form and substance satisfactory to the Bank and its counsel:
          (i) Resolutions. A copy of the resolutions of the governing board/committee of the Borrower authorizing (1) the execution, delivery and performance of this Modification, (2) the consummation of the transactions contemplated hereby and by the Agreement as modified by this Modification, and (3) the borrowing and other financial transactions provided for herein and in the Agreement as modified by this Modification, certified by the secretary or an assistant secretary (or other appropriate representative) of the Borrower. Each such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.
          (ii) Other Documents. Such other certificates, documents and other items as the Bank, in its reasonable discretion, deems necessary or desirable.
     (b) Incumbency. The Borrower hereby confirms that the officers of the Borrower listed in the incumbency certificate most recently furnished to the Bank still hold such offices, or if that is not the case, the Borrower shall provide to the Bank a revised incumbency certificate to reflect its current officers.

     (c) Representations and Warranties. The representations and warranties made by the Borrower in this Modification shall be true and correct as of the date of this Modification.
     (d) Modification and Extension Fee. The Borrower shall have paid to Lender a modification and extension fee in the amount of $42,500.00.
     Section 4. Representations and Warranties; No Defaults. In order to induce the Bank to enter into this Modification so as to amend the Agreement as set forth herein, the Borrower hereby represents and warrants to the Bank that:
     (a) The representations and warranties of the Borrower contained in the Agreement as modified by this Modification are true, correct and complete on and as of the date of this Modification as if made on and as of such date unless stated to relate to a specific earlier date, in which case they were true, correct and complete on and as of such earlier date.
     (b) No Event of Default exists and no event or condition exists which, with the passage of time or the giving or receipt of notice, would constitute an Event of Default.
     (c) All financial statements of the Borrower provided to the Bank since the date of the Agreement are true, accurate and complete in all material respects as of the date of, and for the periods covered by, such financial statements.
     (d) The Borrower has full power and authority to (i) make the borrowings contemplated by the Agreement as modified by this Modification, (ii) execute, deliver and perform this Modification, (iii) perform the Agreement as modified by this Modification, and (iv) to incur the obligations provided for herein and in the Agreement as modified by this Modification, all of which have been duly authorized by all necessary and proper corporate action of the Borrower.
     (e) No consent, waiver or authorization of, or filing with, any Person is required to be made or obtained by the Borrower in connection with the borrowings under the Agreement as modified by this Modification or the execution, delivery, performance, validity or enforceability of this Modification and the Agreement as modified by this Modification.
     (f) This Modification and the Agreement as modified by this Modification constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.
     (g) Neither this Modification nor any other document, certificate or written statement furnished to the Bank or to special counsel to the Bank by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.
     (h) The execution and delivery by the Borrower of this Modification and the performance by the Borrower of this Modification and the Agreement as modified by this Modification: (i) do not and will not violate any requirement of law; (ii) do not and will not violate any order, decree or judgment by which the Borrower is bound; (iii) do not and will not violate or conflict with, result in a breach of or constitute (with notice, lapse of time, or otherwise) a default under any material agreement, mortgage, indenture or other contractual obligation to which the Borrower is a party, or by which the Borrower’s properties are bound; (iv) do not and will not result in the creation or imposition of any Lien upon any property or assets of the Borrower; or (v) do not and will not violate the articles of incorporation or code of regulations of the Borrower.
     Section 5. Reaffirmation of Liability. The Borrower hereby reaffirms its liability to the Bank under the Agreement as modified by this Modification, the Note and all other agreements and instruments executed by the Borrower for the benefit of the Bank in connection with the Agreement and the transactions contemplated thereby (collectively, the “Bank Documents”). In addition, the Borrower agrees that the Bank has performed all of its obligations under the Agreement and the other Bank Documents and that the Bank is not in default under any obligation it has or ever did have to the Borrower under the Agreement or the other Bank Documents.
     Section 6. Effectiveness of Documents. All of the terms, covenants and conditions of, and the obligations of the Borrower under, the Agreement as modified by this Modification and the other Bank Documents shall remain in full force and effect.
     Section 7. Reservation of Rights; Effect on Insolvency Proceeding. Nothing herein shall be construed to release, waive, relinquish, discharge, or in any other manner modify or affect the ability of the Bank to contest the discharge or dischargeability in bankruptcy of the obligations of the Borrower in connection with the Agreement as modified by this Modification and the other Bank Documents.
     Section 8. Governing Law. This Modification shall be construed and enforced in accordance with, and governed by, the laws of the State of Ohio.
     Section 9. Severability. Any provision of this Modification which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 10. Covenants to Survive, Binding Agreement. This Modification shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors or assigns; provided, however, that the Borrower may not assign or otherwise dispose of any of its rights or obligations hereunder.
     Section 11. Entire Agreement. This Modification and the Bank Documents embody the entire agreement and understanding between the Borrower and the Bank relating to, and supersedes all prior agreements and understandings between the Borrower and the Bank relating to, the subject matter hereof and thereof.
     Section 12. Counterparts. This Modification may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 13. Headings. The headings of the sections of this Modification are for convenience only and shall not affect the construction or interpretation of this Modification.
     Section 14. Interpretation. This Modification is to be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein shall not be interpreted against any party but shall be interpreted according to the rules for the interpretation of arm’s length agreements.
     Section 15. Expenses. Whether or not the transactions herein contemplated shall be consummated, the Borrower agrees to pay all out-of-pocket expenses (including reasonable fees and expenses of counsel to the Bank) of the Bank incurred in connection with the preparation of this Modification, any audit, appraisal or other such service deemed necessary or desirable by the Bank for the preparation of this Modification or enforcing the Bank’s rights hereunder or under the Agreement as modified by this Modification and the other Bank Documents.
     Section 16. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THE AGREEMENT AS MODIFIED BY THIS MODIFICATION OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THE AGREEMENT AS MODIFIED BY THIS MODIFICATION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
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     IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed by their duly authorized officers as of the date first above written.

BORROWER:	BANK:

R.G. Barry Corporation, an Ohio corporation	The Huntington National Bank, a national banking association

By: /s/ Jose G. Ibarra	By: /s/ Bud Ward
Name: José G. Ibarra	Bud Ward, Senior Vice President
Title: Senior Vice President, Finance Chief Financial Officer

EXHIBIT A
Form of Borrowing Base Certificate
[attached]

BORROWING BASE CERTIFICATE
FOR
R.G. BARRY CORPORATION
     R.G. Barry Corporation (the “Borrower”) hereby submits the following information regarding Eligible Accounts Receivable and Eligible Inventory and the following calculation of the Borrowing Base pursuant to the terms of the Revolving Credit Agreement by and between the “Borrower and The Huntington National Bank (the “Bank”), dated as of March 29, 2007, as amended from time to time (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given in the Agreement.
Completed for the period ended:                     , 20___

Total accounts receivable per the accounts receivable aging report dated as of the date shown above attached hereto			$
Less: accounts receivable over 90 days from original invoice date			$
Less: other accounts receivable not meeting the definition of Eligible Accounts Receivable			$
Total Eligible Accounts Receivable			$
Advance Rate				80%
Total Amount Available on Eligible Accounts Receivable	(a	)	$
Total finished goods inventory			$
Less: any inventory not meeting the definition of Eligible Inventory			$
Total Eligible Inventory			$
Advance Rate				50%
Total Amount Available on Eligible Inventory	(b	)	$
Borrowing Base — (a) plus (b)	(c	)	$
Current Commitment	(d	)	$
Total Maximum Amount Available (lesser of (c) and (d))			$
Less: aggregate of outstanding Loans			$
Less: aggregate of outstanding Letters of Credit and unpaid drawn amounts under Letters of Credit			$
Availability (Shortage)			$
     If shortage, the Borrower hereby authorizes the Lender to debit the Borrower’s account number                            for the amount of the shortage. I hereby certify that the above information and calculations are true and correct as of the date shown above.

Date: , 20__	R.G. Barry Corporation, an Ohio corporation
By:
Title: